Exhibit 15.2

JAMES STAFFORD
James Stafford Chartered Accountants* Suite 350 – 1111 Melville Street Vancouver, British Columbia Canada V6E 3V6 Telephone +1 604 669 0711 Facsimile +1 604 669 0754 *Incorporated professional

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alberta Star Development Corp.

We consent to the incorporation of our report dated 20 February 2008, with respect to the balance sheets of Alberta Star Development Corp. as at 30 November 2007 and 2006, and the related statements of loss, comprehensive loss and deficit, cash flows and changes in shareholders’ equity for the period from 6 September 1996 (Date of Inception) to 30 November 2007 and for each of the years in the three-year period ended 30 November 2007 in the Annual Report on Form 20-F of Alberta Star Development Corp. dated 4 April 2008.  Our report dated 20 February 2008, included additional comments for U.S. readers on Canada – U.S. Reporting Differences.  The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ James Stafford
Vancouver, Canada	Chartered Accountants

4 April 2008

END OF FILING